Exhibit 99.1

Aevi Genomic Medicine Announces Top-Line Results from Placebo-Controlled ASCEND Trial (Parts A & B) of AEVI-001 in Children with ADHD

PHILADELPHIA, January 2, 2019 /PRNewswire/ -- Aevi Genomic Medicine, Inc. (NASDAQ: GNMX) (“the Company”) today announced that the ASCEND trial, a genomically-guided Phase 2 double-blind, placebo-controlled clinical trial of orally-administered AEVI-001 (100 – 400 mg BID) in children aged 6 – 17 with Attention Deficit Hyperactivity Disorder (ADHD) with an mGluR copy number variant (Part A) or without an mGluR copy number variant (Part B), did not achieve statistical significance on the primary endpoint of reduction of ADHD-RS in either Part A or Part B after 6 weeks of treatment with AEVI-001. AEVI-001 was safe and well tolerated. Reported adverse events were minimal and similar across both Part A and Part B treatment groups.

“We are very disappointed that the ASCEND trial did not achieve its primary endpoint.” said Michael F. Cola, CEO of Aevi Genomic Medicine. “We plan to conduct a full review of the data with our scientific advisers in the coming days and consider our options. We want to thank the investigators, study coordinators and the entire Aevi team for their hard work on this innovative study. We also especially want to thank the patients and their families for their participation. We remain committed to our mission of bringing novel targeted therapies to children with serious rare and orphan disease. We will continue to focus on our pipeline of additional molecules, including AEVI-002 for severe pediatric-onset Crohn’s Disease and AEVI-005 for an undisclosed autoimmune orphan disease, both partnered with Kyowa Hakko Kirin. In the near-term, we anticipate reducing the scope of our operations to preserve our net working capital, which was approximately $5 million (unaudited) as of December 31, 2018.”

About Aevi Genomic Medicine, Inc.

Aevi Genomic Medicine, Inc. is dedicated to unlocking the potential of genomic medicine to translate genetic discoveries into novel therapies. Driven by a commitment to patients with pediatric onset life-altering diseases, the Company’s research and development efforts leverage an internal genomics platform and an ongoing collaboration with the Center for Applied Genomics (CAG) at The Children’s Hospital of Philadelphia (CHOP).

About AEVI-001

AEVI-001 is an oral non-stimulant pan selective activator/modulator of mGluRs. The molecule has excellent pharmacokinetic and metabolic profiles and crosses the blood brain barrier.

Aevi Genomic Medicine remains committed to the development of AEVI-001 as a potential treatment for a sub-population of Attention Deficit Hyperactivity Disorder (ADHD) patients with genetic mutations that disrupt the mGluR network. In the US, the CDC estimates that 6.4 million children 4-17 years of age (11%) have ever been diagnosed with ADHD. Many ADHD patients remain unsatisfied with existing therapies, particularly with respect to safety, tolerability and treatment of comorbidities.

AEVI-001 is an investigational agent that has not been approved by the US FDA or any other regulatory agencies.

About the ASCEND Trial

The AEVI-001-ADHD-202 study (ASCEND) was a 2-part, 6-week, double-blind, dose-optimization, parallel-group study in children and adolescents (ages 6-17 years) with attention deficit hyperactivity disorder (ADHD) with and without copy number variants (CNVs) in specific genes implicated in glutamatergic signaling and neuronal connectivity. Part A included subjects determined to have one of 8 specific gene mutation(s) implicated in glutamatergic signaling and neuronal connectivity. Part B included subjects who did not have CNVs in any of the specific gene mutation(s) implicated in glutamatergic signaling and neuronal connectivity. Once subjects were confirmed as eligible for each part of the study, they were randomized to one of two treatment groups (AEVI-001 or placebo) in a 1:1 ratio.

In Part A of the study, 69 unique subjects were enrolled. In Part B of the study, 109 unique subjects were enrolled. After screening and washout of prior ADHD therapy, subjects entered a dose optimization phase wherein doses were titrated to a dose up to 400 mg BID. Subjects then entered a maintenance phase with weekly follow-up for up to 6 weeks.

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, status and timing of clinical trials, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning, "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

CONTACT:

Aevi Genomic Medicine, Inc.

Brian Piper

Brian.Piper@aevigenomics.com

Westwicke Partners

Chris Brinzey

339-970-2843

Chris.brinzey@westwicke.com